EXHIBIT 11
PENTAIR, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
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
                                     Nine Months Ended          Quarter Ended
                                         September 30            September 30
                                       1995       1994          1995     1994
INCOME ($ thousands)
Net income                          $59,200    $36,700        $15,300  $13,775
 Preferred dividend requirements      3,981      4,094          1,324    1,363

Earnings available
    to common and common
    equivalent shares - Primary      55,219     32,606         13,976   12,412

Preferred dividends
       assuming conversion
       of Preferred Stock:
               Series 1988             741        764            244       253
               Series 1990           3,240      3,330          1,080     1,110

Tax benefit on preferred
   ESOP dividend
   eliminated due to
   conversion into common             (947)      (787)          (301)     (260)
Tax benefit on ESOP dividend
   assuming conversion to common,
   at common dividend rate             366        276            116        92

Earnings for
 fully diluted computation         $58,619    $36,188        $15,115   $13,607

SHARES (thousands)
 Weighted average number
       of shares outstanding
       during the period            18,377     18,193         18,451    18,214
 Shares issuable on exercise
   of stock options less shares
   repurchaseable from proceeds        242        207            238       232

Common and Common
 Equivalent Shares -
       Primary                      18,619     18,400         18,689    18,446
Shares issuable on conversion of:
 $7.50 Callable Cumulative
 Convertible
 Preferred Stock, Series 1988          494        510            488       507

 8% Callable Cumulative
 Voting Convertible
 Preferred Stock, Series 1990       2,060       2,113         2,022      2,106

Common and Common
 Equivalent Shares -
       Fully Diluted               21,173      21,023        21,199     21,059


Earnings per share:
Primary -
 Income from
      continuing operations         $2.07      $1.70          $.75        $.66
      discontinued operations         .90        .07           .00         .01
 Net Income                         $2.97      $1.77          $.75        $.67

Diluted -
 Income from
      continuing operations         $1.98      $1.66          $.71        $.63
      discontinued operations         .79        .06           .00         .01
 Net Income                         $2.77      $1.72          $.71        $.64
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